SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                          HOLMES PROTECTION GROUP, INC.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    436419105
                                 (CUSIP Number)

                                 Mark H. Swartz
                            Executive Vice President
                        c/o Tyco International (US) Inc.
                                  One Tyco Park
                                Exeter, NH 03833
                                 (603) 778-9700
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                December 28, 1997
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: / /


                                Page 1 of 7 pages
                         Exhibit Index appears on page 5


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                                  SCHEDULE 13D

CUSIP No.  436419105                        Page 2 of 7  Pages

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Tyco International Ltd.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)  /__/

                                             (b)
3)   SEC USE ONLY


4)   SOURCE OF FUNDS

           AF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                                 /__/

6)   CITIZENSHIP OR PLACE OF ORGANIZATION  Massachusetts


                    7)  SOLE VOTING POWER
                        None
     NUMBER
     OF             8)  SHARED VOTING POWER
     SHARES             1,515,886 (See Item 5)
     BENEFICIALLY
     OWNED BY       9)  SOLE DISPOSITIVE POWER
     EACH               None
     REPORTING
     PERSON         10) SHARED DISPOSITIVE POWER WITH
                        1,515,886 (See Item 5)

11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,515,886 (See Item 5)

12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
           (See Item 5)                                /__/

13)       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.0% (See Item 5)

14)  TYPE OF REPORTING PERSON
          CO

                                  SCHEDULE 13D

CUSIP No.  436419105                                         Page 3 of 7  Pages

1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     T9 Acquisition Corp.

2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                             (a)  /__/

                                             (b)
3)   SEC USE ONLY


4)   SOURCE OF FUNDS

           AF

5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)
                                                 /__/

6)   CITIZENSHIP OR PLACE OF ORGANIZATION  Massachusetts


                    7)  SOLE VOTING POWER
                        None
     NUMBER
     OF             8)  SHARED VOTING POWER
     SHARES             1,515,886 (See Item 5)
     BENEFICIALLY
     OWNED BY       9)  SOLE DISPOSITIVE POWER
     EACH               None
     REPORTING
     PERSON         10) SHARED DISPOSITIVE POWER WITH
                        1,515,886 (See Item 5)

11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,515,886 (See Item 5)

12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES
         (See Item 5)                                /__/

13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 24.0% (See Item 5)

14)      TYPE OF REPORTING PERSON
          CO

                                  Schedule 13D

Item 1.   Security and Issuer.

         This Statement on Schedule 13D (the "Statement") relates to the Common Stock, $.01 par value (the "Common Stock"), of Holmes Protection Group, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 440 Ninth Avenue, New York, New York 10001.


Item 2.   Identity and Background.

         This Statement is being filed by Tyco International Ltd. and T9 Acquisition Corp. (the "Reporting Persons"). The information set forth in Item 2, "Identity and Background," of the Reporting Person's Tender Offer Statement on Schedule 14D-1, dated January 6, 1998, filed with respect to the Common Stock (as amended, the "Schedule 14D-1") is incorporated herein by reference. By filing this Statement, the Reporting Persons do not concede that it is a beneficial owner of more than 5% of the outstanding Common Stock. See Item 5.


Item 3.   Source and Amount of Funds or Other Consideration.

         The information set forth in Item 4, "Source and Amount of Funds or Other Consideration," of the Schedule 14D-1 is incorporated herein by reference.


Item 4.   Purpose of Transaction.

         The information set forth in Item 5, "Purpose of the Tender Offer and Plans or Proposals of the Issuer," of the Schedule 14D-1 is incorporated herein by reference.


Item 5.   Interest in Securities of the Issuer.

         The information set forth in Item 6, "Interest in Securities of the Subject Company," of the Schedule 14D-1 is incorporated herein by reference.


                                Page 4 of 7 pages

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer.

         The  information  set  forth  in  Item  7,  "Contracts,   Arrangements,
Understandings   or  Relationships   with  respect  to  the  Subject   Company's
Securities," of the Schedule 14D-1 is incorporated herein by reference.


Item 7.  Material to be Filed as Exhibits.

         The Exhibits filed pursuant to Item 11, "Material to be Filed as Exhibits" of the Schedule 14D-1 are incorporated herein by reference. Exhibit 1 hereto is an "Agreement of Joint Filing" pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934, as amended.


                                Page 5 of 7 pages

                                    SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  January 29, 1998


                                            TYCO INTERNATIONAL LTD.

                                            /s/ Mark Swartz
                                            ---------------
                                            By:  Mark Swartz
                                                 Executive Vice President


                                Page 6 of 7 pages

                                    SIGNATURE


          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated:  January 29, 1998



                                            T9 ACQUISITION CORP.

                                            /s/ Mark Swartz
                                            ---------------
                                            By:  Mark Swartz
                                                 Vice President


                                Page 7 of 7 pages

                                    EXHIBIT 1


                            Agreement of Joint Filing


         Pursuant to 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                               TYCO INTERNATIONAL LTD.

                                               /s/ Mark Swartz
                                               ---------------
                                               By:  Mark Swartz
                                                    Executive Vice President

                                               T9 ACQUISITION CORP.

                                               /s/ Mark Swartz
                                               ---------------
                                                    By: Mark Swartz
                                                    Vice President